Exhibit 99.1


                              ULTIMATE ELECTRONICS
                      REPORTS REDEMPTION OF MORTGAGE BONDS

DENVER, February 10, 2000 -- Ultimate Electronics, Inc. (NASDAQ:ULTE) today announced that it will redeem its 10.25% First Mortgage Bonds Due 2005. The redemption date will be March 31, 2000. The total principal amount of all Bonds outstanding on March 31, 2000 will be redeemed at a redemption price of 100% of the principal amount and all accrued and unpaid interest as of such date. The aggregate principal amount is $13,000,000. Accrued and unpaid interest as of the redemption date is $111,041. The proceeds of the Bond offering were used to fund a substantial portion of the construction of the Company's facility in Thornton, Colorado, and the Bonds were secured by a mortgage on this facility. The redemption is being funded with a portion of the proceeds of the Company's offering of its common stock, which was completed in October 1999.

At current interest rates, the Company anticipates saving approximately $2,100,000 in net interest costs over the remaining five-year life of the bonds due to this early redemption. This $2,100,000 savings is net of a $406,000 one-time charge to write-off of the remaining unamortized Bond offering costs. The charge will be taken in the first quarter of fiscal 2001.

Ultimate Electronics is a leading specialty retailer of consumer electronics and home entertainment products in the Rocky Mountain, Midwest and Southwest regions of the United States. The Company operates 31 stores, including ten stores in Colorado under the trade name SoundTrack, eight stores in Minnesota under the trade name Audio King and thirteen stores in Idaho, Iowa, New Mexico, Nevada, Oklahoma, South Dakota and Utah under the trade name Ultimate Electronics.

This release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to vary materially and adversely from those contained in the forward-looking statement. Such statements include but are not limited to statements regarding the anticipated interest savings realized as a result of the redemption. The Company disclaims any intent or obligation to update these forward-looking statements.

Ultimate Electronics news releases and quarterly operating results can be found on the Internet on the Company's Web site at www.ultimateelectronics.com or accessed via PR Newswire's Web site at www.prnewswire.com.

Contact: Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-412-2500 or e-mail alank@ulte.com.